PROSPECTUS
                                    * Filed pursuant to Rule 424(b)(3) of the
                                      Securities Act of 1933, Registration
                                      No. 333-36673


                                2,626,000 SHARES

                           INSITE VISION INCORPORATED

                                  COMMON STOCK

     This Prospectus relates to the offer and sale by certain persons listed herein under "Selling Stockholders" (collectively, the "Selling Stockholders") of a maximum of 2,626,000 shares (collectively, the "Shares") of Common Stock, par value $0.01 per share (the "Common Stock"), of InSite Vision Incorporated (the "Company") consisting of shares of Common Stock to be issued from time to time to the Selling Stockholders upon conversion of the Company's Series A Convertible Preferred Stock (the "Preferred Shares").

     Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Prospectus also relates to such presently indeterminate number of additional Shares as may be issuable upon conversion of the Preferred Shares or as a result of stock splits, stock dividends, a premium payable on the Preferred Shares in Common Stock and antidilution provisions (including, by reason of any reductions in the conversion price of the Preferred Shares). All of the Shares may be offered by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. The Preferred Shares and the Common Stock to be issuable upon conversion thereof have been and will be, respectively, issued in transactions exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. See "Selling Stockholders" and "Plan of Distribution." The Shares are being registered by the Company pursuant to registration rights granted to the Selling Stockholders.

     The Selling Stockholders have not advised the Company of any specific plans for the distribution of the Shares covered by this Prospectus. It is anticipated, however, that the Shares will be offered and sold by the Selling Stockholders from time to time in transactions on The Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at such fixed prices as may be negotiated from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Plan of Distribution."

     The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company has agreed to bear substantially all the expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders. In addition, the Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

     The Common Stock of the Company is traded on The Nasdaq National Market tier of The Nasdaq Stock Market under the symbol "INSV." On October 17, 1997, the last sale price for the Common Stock as quoted on The Nasdaq National Market was $4.50 per share.

     The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" herein for a description of agreements by the Company to indemnify the Selling Stockholders against certain liabilities.
                            ------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

                THE DATE OF THIS PROSPECTUS IS OCTOBER 17, 1997

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Stockholders or by any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the shares offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                             AVAILABLE INFORMATION

     This Prospectus, which constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), omits certain of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus regarding the contents of any contract or other document are not necessarily complete; with respect to each such contract or document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. A copy of the Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the public reference facilities of the Commission described below, and copies of such material may be obtained from such office upon payment of the fees prescribed by the Commission.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the following regional offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates. Furthermore, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such Web site is located at http://www.sec.gov. The Company's Common Stock is quoted on The Nasdaq National Market tier of The Nasdaq Stock Market. Reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents or portions of documents filed by the Company (File No. 0-22332) with the Commission are hereby incorporated herein by reference:
(a) the Company's Annual Report on Form 10-K for the year ended December 31, 1996; (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997; (c) Definitive Proxy Statement dated April 17, 1997, filed in connection with the Company's 1997 Annual Meeting of Stockholders held June 2, 1997; and (d) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A, as amended, filed with the Commission on August 27, 1993, including any amendments or reports filed for the purpose of updating such description.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all

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securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be deemed modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to InSite Vision Incorporated, 965 Atlantic Avenue, Alameda, California 94501, telephone (510) 865-8800, Attn: S. Kumar Chandrasekaran, Ph.D., Chairman of the Board, President and Chief Executive Officer.

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

                                  THE COMPANY

     The following information is qualified in its entirety by the more detailed information and financial statements, including notes thereto, appearing elsewhere herein or incorporated by reference in this Prospectus. This Prospectus contains certain forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of certain of the risk factors set forth elsewhere in this Prospectus. Investors should carefully consider the information set forth under the heading "Risk Factors."

     InSite Vision Incorporated ("InSite," "InSite Vision" or the "Company") is developing genetically-based tools for the diagnosis and prognosis of glaucoma, ophthalmic, and pharmaceutical products based on its proprietary DuraSite(R) eyedrop-based drug delivery technology. In addition, the Company recently licensed a device for the delivery of drugs to the retina.

     The Company is collaborating with academic researchers to develop new diagnostic tools for primary congenital, juvenile and primary open angle glaucoma. Primary congenital glaucoma is an inherited eye disorder and is one of the leading causes of blindness and visual impairment affecting infants. A gene-based diagnostic kit may allow early detection of the disease before considerable irreversible damage has occurred and may improve the ability to treat it successfully. Primary open angle glaucoma usually affects people over the age of forty. Current glaucoma tests are generally unable to detect the disease before substantial damage to the optic nerve has occurred. Gene-based tests may make it possible to identify patients at risk and initiate treatment before permanent optic nerve damage and vision loss occurs.

     The DuraSite delivery system is a patented eyedrop formulation comprising a cross-linked carboxyl-containing polymer which incorporates the drug to be delivered to the eye. The formulation is instilled in the cul-de-sac of the eye as a small volume eyedrop. DuraSite can be customized to deliver a wide variety of potential drug candidates with a broad range of molecular weights and other properties. The DuraSite formulation remains in the eye for up to several hours during which time the active drug ingredient is gradually released. DuraSite extends the residence time of the drug due to a combination of mucoadhesion, surface tension and viscosity. Eyedrops delivered in the DuraSite system contrast to conventional eyedrops which typically only last in the eye a few minutes, thus requiring delivery of a highly concentrated burst of drug and frequent administration to sustain therapeutic levels. The increased residence time for DuraSite is designed to permit lower concentrations of a drug to be administered over a longer period of time, thereby minimizing the inconvenience of frequent dosing and reducing the potential related adverse side effects.

     The Company has also licensed a patented device for the controlled, non-surgical delivery of ophthalmic drugs to the retina and other tissues in the posterior chamber (rear) of the eye. The device has a needle with an adjustable collar that limits its depth of penetration and is attached to a curved neck to facilitate use. It is inserted above the eyeball and beneath the upper eyelid by the ophthalmologist and reaches around the globe to the back of the eye. A metering pump regulates the amount of drug to be delivered. The combination of this device technology with polymer based drug platforms may permit long term delivery of therapeutic agents to treat retinal disease.

     The Company's executive offices are located at 965 Atlantic Avenue, Alameda, California 94501 and its telephone number is (510) 865-8800. InSite Vision Limited, a United Kingdom corporation, is a wholly owned subsidiary of the Company.

     InSite, InSite Vision Incorporated, the InSite Vision Incorporated logo, InSite Vision Limited, DuraSite, AquaSite(R), MethaSite(TM), PilaSite(R), BetaSite(R) and ToPreSite(TM) are trademarks of the Company. All other brand names or trademarks appearing or incorporated by reference in this Prospectus are the property of their respective holders.

RECENT DEVELOPMENTS

     On July 1, 1997, the Company entered into a license agreement with the University of Connecticut Health Center ("UCHC") pursuant to which it obtained an exclusive, worldwide license for diagnostic purposes of a newly-discovered gene for primary congenital glaucoma. The Company and UCHC are

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collaborating to develop a diagnostic kit for primary congenital glaucoma. The license provides for royalties to be paid to UCHC based on the net sales of licensed product(s), subject to minimum annual amounts.

     On August 4, 1997, the Company received $1 million from the sale of common stock to Bausch and Lomb Incorporated pursuant to the terms of a transaction announced in 1996.

     On August 19, 1997, the Company entered into a license agreement with the University of Rochester (New York), pursuant to which it obtained an exclusive, worldwide license to a patented device for the controlled, non-surgical delivery of ophthalmic drugs to the retina and other tissues in the posterior chamber of the eye. The license provides for royalties to be paid to the University of Rochester based on net sales of the licensed products.

     On August 20, 1997, the Company announced that it commenced a Phase II Study on its ISV-120 product candidate for the prevention of recurrent pterygia, an abnormal tissue growth across the front of the eye. The study is designed to evaluate the safety and efficacy of a three-month course of treatment with ISV-120 following surgical removal of the pterygia. Up to 20 patients will be enrolled in the double-masked, placebo-controlled study and such patients will be followed for one year following surgery.

     On September 15, 1997, John L. Mattana was appointed to the Company's Board of Directors.

     The terms of the agreement relating to the shares issued in September 1997 provides for conversion of the preferred shares into the Company's common stock at various stated discounts to the bid price quoted on the Nasdaq National Market. These discounts will result in an increase in the net loss attributable to common stockholders over amounts that would otherwise be reported beginning with the Company's quarter ending September 30, 1997.

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

                                  RISK FACTORS

     The shares offered hereby involve a high degree of risk. The following risk factors should be considered carefully in addition to the other information contained or incorporated by reference in this Prospectus before purchasing the shares of Common Stock offered hereby. In addition to the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed in this Prospectus. Factors that could cause or contribute to such differences include those discussed below as well as those cautionary statements and other factors set forth elsewhere herein.

EARLY STAGE OF DEVELOPMENT; TECHNOLOGICAL UNCERTAINTY

     InSite is at an early stage of development. Only one product utilizing the Company's DuraSite technology, an over-the-counter ("OTC") dry eye treatment, is currently being marketed. Most of the potential products currently under development by the Company will require significant additional research and development, and preclinical and clinical testing, prior to submission to regulatory authorities for marketing approval. The Company's potential products are subject to the risks of failure inherent in the development of products based on new technologies. These risks include the possibilities that the Company's technology or any or all of its potential products will be found to be unsafe, ineffective, or otherwise fail to receive necessary marketing clearance; that the potential products, if safe and effective, will be difficult to manufacture or market; that proprietary rights of third parties will preclude the Company from marketing products; or that third parties will market superior, equivalent or more cost-effective products. As a result, there can be no assurance that the Company's research and development activities will result in any commercially viable products.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

     The Company will require substantial additional funds to conduct the development and testing of its potential products and to manufacture and market any products that may be developed. The Company's future capital requirements will depend on numerous factors, including the progress of its research and development programs, the progress of preclinical and clinical testing, the time and costs involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, competing technological and market developments, changes in the Company's existing collaborative and licensing relationships, the ability of the Company to establish corporate partnerships for the manufacture and marketing of its potential products, and the purchase of additional capital equipment. The Company intends to seek additional funding through public or private financings, collaborative or other arrangements, or from other sources. There can be no assurance that additional financing will be available from any of these sources or, if available, that it will be available on acceptable terms. Any failure by the Company to obtain additional funding on acceptable terms, or at all, would have a material adverse effect on the Company's business, financial condition and results of operations. If additional funds are raised by issuing equity securities, significant dilution to existing stockholders may result. If adequate funds are not otherwise available, the Company may be required to delay, scale back or eliminate one or more of its research, discovery or development programs, or to obtain funds through entering into arrangements with collaborators or others that may require the Company to relinquish rights to certain of its technologies, product candidates or products, or to cease operations.

     The Company believes that its existing cash and cash equivalents will be sufficient to finance its working capital and capital expenditure requirements through the third quarter of 1998.

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

HISTORY OF OPERATING LOSSES; UNCERTAINTY OF FUTURE FINANCIAL RESULTS

     The Company has incurred significant operating losses since its inception in 1986 and it expects to continue to incur significant operating losses for at least the next several years. As of June 30, 1997, the Company's accumulated deficit was approximately $71 million. The amount of net losses and the time required by the Company to reach profitability are uncertain. The Company's ability to achieve profitability depends upon its ability, alone or with others, to complete successful development of its potential products, conduct clinical trials, obtain required regulatory approvals and successfully manufacture and market its products. There can be no assurance that the Company will ever achieve significant revenue or profitability.

DEPENDENCE ON THIRD PARTIES

     In connection with its restructuring in November 1995, the Company elected not to proceed with plans to establish a dedicated sales and marketing organization. In order to successfully commercialize its product candidates, the Company will be required to enter into arrangements with one or more companies that will: provide for Phase III clinical testing, commercial scale-up and manufacture of the Company's potential products; obtain or assist the Company in other activities associated with obtaining regulatory approvals for its product candidates; and market and sell the Company's products, if approved.

     To date, the Company has entered into agreements with CIBA Vision Ophthalmics ("Ciba Vision" ) for co-exclusive rights with the Company in the U.S. to manufacture and market AquaSite, MethaSite, ToPreSite and ISV-205 for certain non-glaucoma-related indications. Of these, only AquaSite, an OTC product for which regulatory approval is not required, has been marketed. Through the Company's agreement with CIBA Vision in May 1996, the Company regained full U.S. marketing rights to the Company's PilaSite product candidate for glaucoma, which was subsequently licensed on a worldwide basis to Bausch and Lomb Incorporated ("B&L"). In exchange, CIBA Vision received royalty-bearing, co-exclusive U.S. marketing rights to ToPreSite product candidate for ocular inflammation/infection. CIBA Vision assumed all subsequent product development, clinical and regulatory responsibility for ToPreSite. In addition, CIBA Vision received royalty-bearing, co-exclusive U.S. marketing rights to the Company's ISV-205 product candidate for certain non-glaucoma-related indications. CIBA Vision has no obligation to fund the further development of MethaSite or ISV-205.

     In July 1996, the Company entered into agreements with B&L pursuant to which: (i) B&L has agreed to manufacture InSite product candidates at B&L's facility in Tampa, Florida using equipment owned by InSite; B&L and InSite have agreed to share the cost of certain leasehold improvements in connection with the installation and operation of the equipment; (ii) B&L will receive, for a license fee of $500,000, an exclusive worldwide royalty-bearing license to manufacture and market PilaSite; (iii) B&L and InSite have agreed to collaborate to develop and sell a new DuraSite based eyedrop formulation; and (iv) B&L has agreed to make a $2 million equity investment in the Company, $1 million of which was received by the Company in August 1996. The remaining $1 million was received in August 1997. In connection with this equity investment, the Company issued an aggregate of 415,655 shares of Common Stock. The Company is currently in the process of determining whether it will file a New Drug Application ("NDA") with the U.S. Food and Drug Administration ("FDA") for PilaSite.

     There can be no assurance that, even if regulatory approvals are obtained, the Company's products will be successfully marketed, or that the Company will be able to conclude arrangements with other companies to support the commercialization of such products on acceptable terms, if at all.

     The Company's strategy for research, development and commercialization of certain of its products requires the Company to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others, and is dependent on the subsequent success of these outside parties in performing their responsibilities. For example, the Company is dependent upon British Biotechnology plc ("British Biotech") for the supply of batimastat and lexipafant, the active drugs incorporated into the Company's ISV-120 and ISV-611 product candidates, respectively. British Biotech is conducting clinical testing of lexipafant for non-ophthalmic indications, but it has discontinued clinical testing of batimastat and informed the Company that it will no longer manufacture the product. The Company may have no source of ongoing raw materials for such

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product candidates and its business may be adversely affected. In addition, there can be no assurance that the Company's collaborators will not take the position that they are free to compete using the Company's technology without compensating or entering into agreements with the Company, or will not pursue alternative technologies or develop alternative products either on their own or in collaboration with others, including the Company's competitors, as a means for developing treatments for the diseases or disorders targeted by these collaborative programs.

UNCERTAINTY OF PATENTS AND PROPRIETARY RIGHTS

     The Company's success will depend in large part on its ability to obtain patents, protect trade secrets and operate without infringing upon the proprietary rights of others. A substantial number of patents in the field of ophthalmology have been issued to pharmaceutical, biotechnology and biopharmaceutical companies. Moreover, competitors may have filed patent applications, may have been issued patents or may obtain additional patents and proprietary rights relating to products or processes competitive with those of the Company. There can be no assurance that the Company's patent applications will be approved, that the Company will develop additional proprietary products that are patentable, that any issued patents will provide the Company with adequate protection for its inventions or will not be challenged by others, or that the patents of others will not impair the ability of the Company to commercialize its products. The patent position of firms in the pharmaceutical industry generally is highly uncertain, involves complex legal and factual questions, and has recently been the subject of much litigation. No consistent policy has emerged from the U.S. Patent and Trademark Office or the courts regarding the breadth of claims allowed or the degree of protection afforded under pharmaceutical patents. There can be no assurance that others will not independently develop similar products, duplicate any of the Company's products or design around any patents of the Company.

     A number of pharmaceutical and biotechnology companies and research and academic institutions have developed technologies, filed patent applications or received patents on various technologies that may be related to the Company's business. Some of these technologies, applications or patents may conflict with the Company's technologies or patent applications. Such conflicts could limit the scope of the patents, if any, that the Company may be able to obtain or result in the denial of the Company's patent applications. In addition, if patents that cover the Company's activities have been or are issued to other companies, there can be no assurance that the Company would be able to obtain licenses to these patents, at all, or at a reasonable cost, or be able to develop or obtain alternative technology. If the Company does not obtain such licenses, it could encounter delays or be precluded from introducing products to the market. Litigation may be necessary to defend against or assert claims of infringement, to enforce patents issued to the Company or to protect trade secrets or know-how owned by the Company, and could result in substantial cost to and diversion of effort by, and may have a material adverse effect on, the Company. In addition, there can be no assurance that these efforts by the Company will be successful or, even if successful, will not result in substantial cost to the Company.

     The Company's competitive position is also dependent upon unpatented trade secrets. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets, that such trade secrets will not be disclosed or that the Company can effectively protect its rights to unpatented trade secrets. To the extent that the Company or its consultants or research collaborators use intellectual property owned by others in their work for the Company, disputes also may arise as to the rights in related or resulting know-how and inventions.

RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS

     The Company may, at any time in the future, pursue acquisitions of companies, product lines, technologies or businesses that its management believes are complementary or otherwise beneficial. In the event that such an acquisition does occur, there can be no assurance as to the effect thereof on the Company's business, financial condition and operating results. Future acquisitions by the Company may result in substantial dilution to the Company's stockholders, the incurrence by the Company of additional debt and amortization expenses related to goodwill, research and development and other intangible assets, which could materially adversely affect the Company's business, financial condition and results of operations. In addition, acquisitions involve numerous risks, including difficulties in the assimilation of the employees, operations,

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technologies and products of the acquired companies, the diversion of management's attention from other business concerns, risks of entering markets in which the Company has no or limited direct experience and the potential loss of key employees of the acquired company.

NO COMMERCIAL MANUFACTURING EXPERIENCE

     The Company has no experience in the manufacture of products for commercial purposes. The Company has a pilot facility licensed by the State of California to manufacture certain of its products for Phase I and Phase II clinical trials. In July 1996, the Company entered into an alliance under which B&L has agreed to manufacture Company products. If the Company should encounter delays or difficulties in establishing and maintaining its relationship with B&L or other qualified manufacturers to produce, package and distribute its finished products, then clinical trials, regulatory filings, market introduction and subsequent sales of such products would be adversely affected.

     Contract manufacturers must adhere to Good Manufacturing Practices ("GMP") regulations strictly enforced by the FDA on an ongoing basis through its facilities inspection program. Contract manufacturing facilities must pass a pre-approval plant inspection before the FDA will approve an NDA. Certain material manufacturing changes that occur after approval are also subject to FDA review and clearance or approval. There can be no assurance that the FDA or other regulatory agencies will approve the process or the facilities by which any of the Company's products may be manufactured. The Company's dependence on third parties for the manufacture of products may adversely affect the Company's ability to develop and deliver products on a timely and competitive basis. Should the Company be required to manufacture products itself, the Company will be subject to the regulatory requirements described above, and to similar risks regarding delays or difficulties encountered in manufacturing any such products and will require substantial additional capital. There can be no assurance that the Company will be able to manufacture any such products successfully or in a cost-effective manner. In addition, certain of the raw materials the Company uses in formulating its DuraSite drug delivery system are available from only one source. Any significant interruption in the supply of these raw materials could delay the Company's clinical trials, product development or product sales and could have a material adverse effect on the Company's business.

GOVERNMENT REGULATION AND PRODUCT APPROVAL

     FDA and comparable agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon preclinical and clinical testing, manufacturing and marketing of pharmaceutical products. Lengthy and detailed preclinical and clinical testing, validation of manufacturing and quality control processes, and other costly and time-consuming procedures are required. Satisfaction of these requirements typically takes several years and the time needed to satisfy them may vary substantially, based on the type, complexity and novelty of the pharmaceutical product. The effect of government regulation may be to delay or to prevent marketing of potential products for a considerable period of time and to impose costly procedures upon the Company's activities. There can be no assurance that the FDA or any other regulatory agency will grant approval for any products developed by the Company on a timely basis, or at all. Success in preclinical or early stage clinical trials does not assure success in later stage clinical trials. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. If regulatory approval of a product is granted, such approval may impose limitations on the indicated uses for which a product may be marketed. Further, even if regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product, including withdrawal of the product from the market. Delay in obtaining or failure to obtain regulatory approvals would have a material adverse effect on the Company's business.

     The FDA's policies may change and additional government regulations may be promulgated which could prevent or delay regulatory approval of the Company's potential products. Moreover, increased attention to the containment of health care costs in the U.S. could result in new government regulations which could have a material adverse effect on the Company's business. The Company is unable to predict the likelihood of adverse governmental regulation which might arise from future legislative or administrative action, either in the U.S. or abroad. See "Risk Factors -- Uncertainty of Product Pricing, Reimbursement and Related Matters."

COMPETITION

     The Company's success depends upon developing and maintaining a competitive position in the development of products and technologies in its areas of focus. There are many competitors of the Company in the U.S. and abroad, including pharmaceutical, biotechnology and other companies with varying resources and degrees of concentration on the ophthalmic pharmaceuticals market. The Company's competitors may have existing products or products under development which may be technically superior to those of the Company or which may be less costly or more acceptable to the market. Competition from such companies is intense and expected to increase as new products enter the market and new technologies become available. The Company's competitors, many of which have substantially greater financial, technical, marketing and human resources than the Company, may also succeed in developing technologies and products that are more effective, safer, less expensive or otherwise more commercially acceptable than any which have been or are being developed by the Company. The Company's competitors may obtain cost advantages, patent protection or other intellectual property rights that would block or limit the Company's ability to develop its potential products, or may obtain regulatory approval for the commercialization of their products more effectively or rapidly than the Company. To the extent that the Company determines to manufacture and market its products by itself, it will also compete with respect to manufacturing efficiency and marketing capabilities, areas in which it has limited or no experience.

MARKETING AND SALES

     The Company plans to market and sell its products through arrangements with one or more pharmaceutical companies with expertise in the ophthalmic drug industry. There can be no assurance that the Company will be able to enter into such arrangements on acceptable terms, if at all. If the Company is not successful in concluding such arrangements, it may be required to establish its own sales and marketing organization, although the Company has no experience in sales, marketing or distribution. There can be no assurance that the Company will be able to build such a marketing staff or sales force, or that the Company's sales and marketing efforts will be cost-effective or successful. To the extent the Company has entered into or enters into co-marketing, co-promotion or other licensing arrangements for the marketing and sale of its products, any revenues received by the Company will be dependent on the efforts of third parties (such as CIBA Vision and B&L), and there can be no assurance that such efforts will be successful.

DEPENDENCE ON KEY PERSONNEL

     The Company is highly dependent on Dr. Chandrasekaran and other principal members of its scientific and management staff, the loss of whose services might significantly delay the achievement of planned development objectives. Furthermore, recruiting and retaining qualified personnel will be critical to the Company's success. Competition for skilled individuals in the biotechnology business is highly intense and there can be no assurance that the Company will be able to continue to attract and retain personnel necessary for the development of the Company's business. The loss of key personnel or the failure to recruit additional personnel or to develop needed expertise could have a material adverse effect on the Company's business, financial condition and results of operations.

PRODUCT LIABILITY EXPOSURE; LIMITED INSURANCE COVERAGE

     The Company's business exposes it to potential product liability risks which are inherent in the development, testing, manufacturing, marketing and sale of human therapeutic products. Product liability insurance for the pharmaceutical industry generally is expensive. There can be no assurance that the Company's present product liability insurance coverage is adequate. Such existing coverage will not be adequate as the Company further develops its products, and no assurance can be given that adequate insurance coverage against potential claims will be available in sufficient amounts or at a reasonable cost.

UNCERTAINTY OF PRODUCT PRICING, REIMBURSEMENT AND RELATED MATTERS

     The Company's business may be materially adversely affected by the continuing efforts of governmental and third party payers to contain or reduce the costs of health care through various means. For example, in certain foreign markets the pricing or profitability of health care products is subject to government control. In the U.S., there have been, and the Company expects there will continue to be, a number of federal and state proposals to implement similar government control. While the Company cannot predict whether any such legislative or regulatory proposals or reforms will be adopted, the announcement of such proposals or reforms could have a material adverse effect on the Company's ability to raise capital or form collaborations, and the adoption of such proposals or reforms could have a material adverse effect on the Company's business, financial condition or results of operations.

     In addition, in the U.S. and elsewhere, sales of health care products are dependent in part on the availability of reimbursement from third party payers, such as government and private insurance plans. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and third party payers are increasingly challenging the prices charged for medical products and services. If the Company succeeds in bringing one or more products to the market, there can be no assurance that reimbursement from third party payers will be available or will be sufficient to allow the Company to sell its products on a competitive or profitable basis.

HAZARDOUS MATERIALS; ENVIRONMENTAL MATTERS

     The Company's research, development and manufacturing processes involve the controlled use of small amounts of radioactive and other hazardous materials. The Company is subject to federal, state and local laws, regulations and policies governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result, and any such liability could exceed the resources of the Company. Moreover, the Company may be required to incur significant costs to comply with environmental laws and regulations, especially to the extent that the Company manufactures its own products.

CONTROL BY MANAGEMENT AND EXISTING STOCKHOLDERS

     As of June 30, 1997, the Company's management and principal stockholders in the aggregate owned beneficially approximately 17% of the Company's outstanding shares of Common Stock. As a result, these stockholders, acting together, would be able to effectively control most matters requiring approval by the stockholders of the Company, including the election of a majority of the directors and the approval or disapproval of business combinations.

VOLATILITY OF STOCK PRICE; NO DIVIDENDS

     The market prices for securities of biopharmaceutical and biotechnology companies (including the Company) have been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. In addition, future announcements concerning the Company, its competitors or other biopharmaceutical companies including the results of testing and clinical trials, technological innovations or new therapeutic products, governmental regulation, developments in patent or other proprietary rights, litigation or public concern as to the safety of products developed by the Company or others and general market conditions may have a significant effect on the market price of the Common Stock. The Company has not paid any cash dividends on its Common Stock and does not anticipate paying any dividends in the foreseeable future.

ANTI-TAKEOVER EFFECT OF DELAWARE LAW AND CERTAIN CHARTER AND BYLAWS PROVISIONS

     Certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. The Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock, 7,070 of which have been designated as Series A Convertible Preferred Stock. Furthermore, the Company's Board of Directors has the authority to determine the price, rights, preferences, privileges and restrictions of the remaining unissued shares of Preferred Stock without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Shares and of Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Certain provisions of Delaware law applicable to the Company could also delay or make more difficult a merger, tender offer or proxy contest involving the Company, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met.

CONVERTIBLE SECURITIES; DILUTION; REDEMPTION

     Sales of substantial amounts of the shares of Common Stock issuable upon conversion of the Preferred Shares could adversely affect the market value of the Common Stock, depending upon the timing of such sales, and may effect a dilution of the book value per share of Common Stock.

     As of September 29, 1997, 7,000 Preferred Shares were issued and outstanding. The actual number of shares of Common Stock issuable upon conversion of the Preferred Shares will equal (i) the aggregate stated value of the Preferred Shares then being converted ($1,000 per share) plus a premium in the amount of 6% per annum accruing from September 12, 1997 through the date of conversion, divided by (ii) a conversion price equal to the lower of $5.04 or the product of the average of the lowest closing bid prices for the Common Stock for any five (5) trading days during the twenty-two (22) consecutive trading day period immediately preceding the date of conversion multiplied by a conversion percentage equal to (A) 90% if the conversion occurs prior to June 10, 1998, (B) 87.5% if the conversion occurs on or after June 10, 1998 and prior to September 13, 1998, (C) 85% if the conversion occurs on or after September 13, 1998 and prior to December 7, 1998, or (D) 82.5% if the conversion occurs on or after December 7, 1998. For a complete description of the relative rights, preferences, privileges, powers and restrictions of the Preferred Shares, see the Certificate attached as Exhibit 4.1 to the Registration Statement of which this Prospectus forms a part. Depending on market conditions at the time of conversion, the number of shares of Common Stock issuable could increase significantly in the event of a decrease in the trading price of the Common Stock. Purchasers of Common Stock could therefore experience substantial dilution upon conversion of the Preferred Shares. In addition, in the event that any holder of Preferred Shares is unable to convert any such securities into Common Stock, any or all such holders may cause the Company to redeem any such Preferred Shares that cannot be so converted. In the event that the Company fails to so redeem such shares, the holders of the Preferred Shares shall have additional remedies as set forth in the Certificate. The shares of Common Stock into which the Preferred Shares may be converted are being registered pursuant to this Registration Statement.

     As of September 29, 1997, 3,300,000 shares of Common Stock were reserved for issuance upon conversion of the Preferred Shares. At September 12, 1997, there were 13,175,504 shares of Common Stock outstanding, nearly all of which are freely-tradeable without restriction under the Securities Act unless held by affiliates.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Company's Certificate of Incorporation limits, to the maximum extent permitted by Delaware Law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Company's Bylaws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law. The Company has entered into indemnification agreements with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in Delaware Law. The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms. Section 145 of the Delaware Law provides that a corporation may indemnify a director, officer, employee or agent made or threatened to be made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Delaware Law does not permit a corporation to eliminate a director's duty of care, and the provisions of the Company's Certificate of Incorporation have no effect on the availability of equitable remedies, such as injunction or rescission, for a director's breach of the duty of care.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information, as of the date hereof, with respect to the number of shares of Common Stock owned by each of the Selling Stockholders and as adjusted to give effect to the sale of the Shares offered hereby. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for resale from time to time. See "Plan of Distribution."

     The Shares being offered hereby by the Selling Stockholders may be acquired, from time to time, upon the conversion of an aggregate of 7,070 Preferred Shares, 7,000 of which were acquired by certain of the Selling Stockholders from the Company in a private placement pursuant to that certain Securities Purchase Agreement among the Company and the Selling Stockholders dated as of September 12, 1997 (the "Agreement"), and 70 of which may be acquired by William Blair & Company LLC pursuant to an engagement letter, dated as of April 1, 1997. This Prospectus covers the resale by the Selling Stockholders of up to 2,626,000 Shares, which includes a good faith estimate of the number of shares of Common Stock underlying the Series A Convertible Preferred Stock. Pursuant to Rule 416 under the Securities Act, this Registration Statement also registers such additional number of shares of the Company's Common Stock as may become issuable as a result of any premium paid on the Series A Convertible Preferred Stock in Common Stock, or pursuant to stock splits, stock dividends and antidilution provisions (including, by reason of any reduction in the floating rate conversion price mechanism, as set forth in the Company's Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the "Certificate")).

     Each Selling Stockholder that purchased Preferred Shares pursuant to the Agreement represented to the Company that it was acquiring the Preferred Shares for investment and with no present intention of distributing the Preferred Shares. Pursuant to the Selling Stockholders' demand registration rights set forth in the Registration Rights Agreement dated September 12, 1997, by and among the Company and certain Selling Stockholders, the Company has filed with the Commission, under the Securities Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time on The Nasdaq National Market or in privately-negotiated transactions and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep such Registration Statement effective until the Shares are no longer required to be registered for the sale thereof by the Selling Stockholders.

     The Company has agreed to register a specified number of Shares for resale by the Selling Stockholders. The number of Shares shown in the following table as being offered by the Selling Stockholders does not include such presently indeterminate number of shares of Common Stock as may be issuable upon conversion of or otherwise with respect to the Preferred Shares in accordance with the terms of the Certificate, but which shares are, in accordance with Rule 416 under the Securities Act, included in the Registration Statement of which this Prospectus forms a part.

     The Shares covered by this Prospectus may be offered from time to time by the Selling Stockholders named below:

                                                                                           OWNERSHIP
                                                      NUMBER OF SHARES    NUMBER OF    AFTER OFFERING(1)
                                                            OWNED          SHARES     -------------------
                NAME AND ADDRESS OF                   PRIOR TO OFFERING     BEING     NUMBER OF
                SELLING STOCKHOLDERS                       (1)(2)          OFFERED     SHARES     PERCENT
----------------------------------------------------  -----------------   ---------   ---------   -------
Capital Ventures International......................        555,555         555,555       0          0%
  c/o Heights Capital Management
  425 California Street
  Suite 1100
  San Francisco, CA 94104
Proprietary Convertible Investment Group, Inc.......        446,428         446,428       0          0%
  11 Madison Avenue
  New York, NY 10010

                                                                                           OWNERSHIP
                                                      NUMBER OF SHARES    NUMBER OF    AFTER OFFERING(1)
                                                            OWNED          SHARES     -------------------
                NAME AND ADDRESS OF                   PRIOR TO OFFERING     BEING     NUMBER OF
                SELLING STOCKHOLDERS                       (1)(2)          OFFERED     SHARES     PERCENT
----------------------------------------------------  -----------------   ---------   ---------   -------
Special Situations Private Equity Fund, L.P.........        327,381         327,381       0          0%
  153 East 53rd Street
  Fifty-First Floor
  New York, NY 10022
Hull Overseas, Ltd..................................         39,682          39,682       0          0%
  Charlotte House
  Charlotte Street
  Nassau, Bahamas
Banque du Credit Agricole...........................         19,841          19,841       0          0%
  c/o Hull Capital Corp.
  152 West 57th Street
  New York, NY 10019
William Blair & Company LLC(3)......................         13,888          13,888       0          0%
  222 West Adam Street
  Suite 3300
  Chicago, IL 60606
          Total.....................................      1,402,775       1,402,775

---------------

(1) Percentage of beneficial ownership is calculated assuming 13,175,504 shares of Common Stock were outstanding as of September 12, 1997. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of September 12, 1997, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2) Represents the pro-rata allocation of the number of shares of Common Stock issuable upon conversion of the Preferred Shares calculated using an assumed conversion price of $5.04 (the "Fixed Conversion Price" set forth in the Certificate). The conversion price could fluctuate from time to time based on changes in the closing bid price of the Common Stock as reported by The Nasdaq Stock Market. The actual number of shares of Common Stock issuable upon conversion of the Preferred Shares will equal (i) the aggregate stated value of the Preferred Shares then being converted ($1,000 per share) plus a premium in the amount of 6% per annum accruing from September 12, 1997 through the date of conversion, divided by (ii) a conversion price equal to the lower of $5.04 or the product of the average of the lowest closing bid prices for the Common Stock for any five (5) trading days during the twenty-two (22) consecutive trading day period immediately preceding the date of conversion multiplied by a conversion percentage equal to (A) 90% if the conversion occurs prior to June 10, 1998, (B) 87.5% if the conversion occurs on or after June 10, 1998 and prior to September 13, 1998, (C) 85% if the conversion occurs on or after September 13, 1998 and prior to December 7, 1998, or (D) 82.5% if the conversion occurs on or after December 7, 1998. For a complete description of the relative rights, preferences, privileges, powers and restrictions of the Preferred Shares, see the Certificate attached as Exhibit 4.1 to the Registration Statement of which this Prospectus forms a part. Except under certain limited circumstances, no holder of the Preferred Shares is entitled to convert such securities to the extent that the shares to be received by such holder upon such conversion would cause such holder to beneficially own more than 4.9% of the Common Stock. Moreover, pursuant to the Rules of The Nasdaq National Market, in the absence of stockholder approval, the aggregate number of shares of Common Stock issuable to the holders of Preferred Shares at a discount from market price upon conversion of the Preferred Shares which have been and may be issued to the holders of Preferred Shares pursuant to the Agreement may not exceed 19.99% of the outstanding Common Shares on September 12, 1997 (2,635,100 shares). In the event that any holder of Preferred Shares is unable to convert any such securities into Common Stock due to operation of the immediately preceding sentence, any or all such holders may cause the Company to redeem any such Preferred Shares that cannot be so converted. In the event that the Company fails to so redeem such shares, the holders of the Preferred Shares shall have additional remedies as set forth in the Certificate.

(3) Represents shares issuable upon exercise of a warrant to acquire 70 Preferred Shares issued to WB & Co. as a finder's fee in connection with the Agreement. The exercise price equals the stated value of the Preferred Shares, $1,000 per share, and the term of the warrant is three years.

                                PLAN OF DISTRIBUTION

     The Shares are being offered on behalf of the Selling Stockholders, and the Company will not receive any proceeds from the offering. The Shares may be sold or distributed from time to time by the Selling Stockholders, or by pledgees, donees or transferees of, or other successors in interest to, the Selling Stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The distribution of the Shares may be effected in one or more of the following methods: (i) ordinary brokers' transactions, which may include long or short sales; (ii) transactions involving cross or block trades or otherwise on The Nasdaq National Market; (iii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this Prospectus; (iv) "at the market" to or through market makers or into an existing market for the Common Shares; (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; (vi) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or
(vii) any combination of the foregoing, or by any other legally available means. In addition, the Selling Stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of Shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the Shares, which Shares may be resold thereafter pursuant to this Prospectus.

     Brokers, dealers, underwriters or agents participating in the distribution of the Shares as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders and/or purchasers of the Shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). The Selling Stockholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of Shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor any Selling Stockholder can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Shares.

     The Company will pay substantially all of the expenses incident to the registration, offering and sale of the Shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. The Company has also agreed to indemnify certain of the Selling Stockholders and certain related persons against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The legality of the securities offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                    EXPERTS

     The consolidated financial statements of the Company appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

======================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
The Company...........................    4
Risk Factors..........................    6
Selling Stockholders..................   14
Plan of Distribution..................   16
Legal Matters.........................   16
Experts...............................   17

======================================================
======================================================

                                2,626,000 SHARES

                                 INSITE VISION
                                  INCORPORATED

                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                                OCTOBER 17, 1997

======================================================